Exhibit 99.1
Advance Auto Parts Reports Second Quarter 2023 Results
Q2 Net Sales Increased 0.8% to $2.7 Billion; Comparable Store Sales Decreased 0.6%
Operating Income of $134.4 Million; Operating Income Margin of 5.0%

Separately Announces Leadership Appointments
Initiated Comprehensive Operational and Strategic Review

RALEIGH, N.C., August 23, 2023 - Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the second quarter ended July 15, 2023. The company also announced that it has initiated a comprehensive operational and strategic review.

Tom Greco, president and chief executive officer, said, “I want to thank the entire Advance family for their dedication and focus on serving our customers in the second quarter while we continued to execute against our priorities to improve operational performance. Profitability in the quarter was below expectations, primarily related to our inability to price to cover inflation. However, we began to see early signs that the strategic investments we are making are beginning to drive an improvement in topline sales and transactions. This is evidenced by positive comparable store sales growth in the final four weeks of the second quarter, which has continued into the third quarter.”

Gene Lee, interim executive chair, continued, “Since expanding my role to serve as interim executive chair and partnering more closely with Tom and the leadership team, I have taken a deeper dive into the business and our strategy. As we look to the balance of 2023, we are updating our full-year guidance. We recognize that there is significant work to be done to improve execution across the business and are conducting a comprehensive operational and strategic review to position Advance for long-term success and increase shareholder value. Importantly, as announced separately today, we have identified Advance’s next CEO and look forward to welcoming Shane O’Kelly, an accomplished executive with extensive operational and supply chain experience. The board will work with Shane and the management team to ensure Advance is taking the right steps to build a stronger, more resilient business for the benefit of all stakeholders.”

Second Quarter 2023 Results (1)
Second quarter of 2023 Net sales totaled $2.7 billion, a 0.8% increase compared with the second quarter of the prior year, primarily driven by new store openings. This was partially offset by a decline of comparable store sales of 0.6%.

Gross profit decreased 3.2% to $1.1 billion. Gross profit margin was 42.7% of Net sales compared with 44.5% of Net sales in the second quarter of the prior year. This was primarily driven by higher product costs and supply chain deleverage that were not fully covered by pricing actions, partially offset by a reduction in LIFO-related expenses.

SG&A expenses were $1.0 billion, which were 37.7% of Net sales compared with 36.9% in the second quarter of the prior year. This was primarily driven by inflation within labor and benefit-related expenses.

The company's Operating income was $134.4 million, or 5.0% of Net sales, compared with 7.6% in the second quarter of the prior year.

The company's effective tax rate was 25.9%, compared with 24.3% in the second quarter of the prior year. The company's Diluted EPS was $1.43, compared with $2.38 in the second quarter of the prior year.

Net cash used in operating activities was $164.6 million through the second quarter of 2023 versus $308.5 million provided by operating activities in the same period of the prior year. The decrease was primarily driven by lower Net income and an increase in cash used in working capital, primarily in Accounts payable. Free cash flow through the second quarter of 2023 was an outflow of $309.4 million compared with an inflow of $97.3 million in the same period of the prior year.

Capital Allocation
On August 7, 2023, the company declared a regular cash dividend of $0.25 per share to be paid on October 27, 2023 to all common stockholders of record as of October 13, 2023.

(1) All comparisons are based on the same time period in the prior year. Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.

Full Year 2023 Guidance
Tony Iskander, interim chief financial officer, said, “We are updating our full-year guidance, which considers a modest step up in net and comparable store sales growth driven by strengthening of our professional business. However, we are reducing our outlook for operating income margin rate, diluted earnings per share and free cash flow. This reflects additional headwinds anticipated in the back half of the year driven by our ongoing commitment to maintain competitive price targets, impacts from a shift in channel mix and investments in our team to help retain top talent.”

	Prior FY 2023 Outlook		Updated FY 2023 Outlook
	As of May 31, 2023		As of August 23, 2023
($ in millions, except per share data)	Low	High	Low	High
Net sales	$11,200	$11,300	$11,250	$11,350
Comparable store sales (1)	(1.0)%	—%	(0.5)%	0.5%
Operating income margin	5.0%	5.3%	4.0%	4.3%
Income tax rate	24.0%	25.0%	25.0%	25.0%
Diluted EPS	$6.00	$6.50	$4.50	$5.10
Capital expenditures	$250	$300	$200	$250
Free cash flow (2)	$200	$300	$150	$250
New store and branch openings	40	60	40	60
(1)    Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.
(2)    Free cash flow is a non-GAAP measure. For a better understanding of the company's non-GAAP adjustments, refer to the reconciliation of non-GAAP financial measures in the accompanying financial tables included herein.

Investor Conference Call
The company will detail its results for the second quarter ended July 15, 2023 via a webcast scheduled to begin at 8 a.m. Eastern Time on Wednesday, August 23, 2023. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of July 15, 2023 Advance operated 4,790 stores and 319 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,307 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: AAPCommunications@advance-auto.com

Forward-Looking Statements
Certain statements herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “should,” “strategy,” “will,” or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about our leadership transition, strategic initiatives, operational plans and objectives, our planned strategic and operational review and expectations for economic conditions, future business results and future financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect our views based on historical results, current information and assumptions related to future developments. Except as may be required by law, we undertake no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the company’s leadership transition, the timing and implementation of strategic initiatives, our ability to hire, train and retain qualified employees, deterioration of general macroeconomic conditions, the highly competitive nature of our industry, demand for our products and services, complexities in our inventory and supply chain and challenges with transforming and growing our business. Please refer to “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), as updated by our subsequent filings with the SEC, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands) (unaudited)

	July 15, 2023 (1)	December 31, 2022 (2)
Assets
Current assets:
Cash and cash equivalents	$277,064	$269,282
Receivables, net	793,772	698,613
Inventories, net	5,067,467	4,915,262
Other current assets	188,169	163,695
Total current assets	6,326,472	6,046,852
Property and equipment, net	1,688,891	1,690,139
Operating lease right-of-use assets	2,618,822	2,607,690
Goodwill	991,871	990,471
Other intangible assets, net	606,450	620,901
Other assets	71,870	62,429
Total assets	$12,304,376	$12,018,482
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,780,215	$4,123,462
Accrued expenses	685,191	634,447
Current portion of long-term debt	95,000	185,000
Other current liabilities	465,972	427,480
Total current liabilities	5,026,378	5,370,389
Long-term debt	1,785,074	1,188,283
Noncurrent operating lease liabilities	2,249,994	2,278,318
Deferred income taxes	432,680	415,997
Other long-term liabilities	87,063	87,214
Total stockholders' equity	2,723,187	2,678,281
Total liabilities and stockholders’ equity	$12,304,376	$12,018,482

(1)This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared consolidated balance sheets filed with the Securities and Exchange Commission (“SEC”), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2)The balance sheet at December 31, 2022 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data) (unaudited)

	Twelve Weeks Ended		Twenty-Eight Weeks Ended
	July 15, 2023 (1)	July 16, 2022 (1)	July 15, 2023 (1)	July 16, 2022 (1)
Net sales	$2,686,066	$2,665,426	$6,103,659	$6,039,636
Cost of sales, including purchasing and warehousing costs	1,537,997	1,479,707	3,484,927	3,347,397
Gross profit	1,148,069	1,185,719	2,618,732	2,692,239
Selling, general and administrative expenses (2)	1,013,701	984,037	2,394,365	2,287,287
Operating income	134,368	201,682	224,367	404,952
Other, net:
Interest expense	(20,869)	(10,207)	(50,587)	(23,075)
Loss on early redemption of senior unsecured notes	—	—	—	(7,408)
Other income (expense), net	1,684	(711)	1,009	(575)
Total other, net	(19,185)	(10,918)	(49,578)	(31,058)
Income before provision for income taxes	115,183	190,764	174,789	373,894
Provision for income taxes	29,821	46,362	46,776	89,701
Net income	$85,362	$144,402	$128,013	$284,193

Basic earnings per common share	$1.44	$2.39	$2.16	$4.67
Weighted-average common shares outstanding	59,451	60,452	59,384	60,914

Diluted earnings per common share	$1.43	$2.38	$2.15	$4.63
Weighted-average common shares outstanding	59,604	60,782	59,570	61,328

(1)These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared consolidated statements of operations filed with the SEC, but do not include the footnotes required by GAAP.
(2) The twenty-eight weeks ended July 15, 2023 included an out-of-period charge of approximately $17 million related to costs incurred in prior years but not expensed in the corresponding periods. The company determined the cumulative impact was not material to the current period or any previously issued financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twenty-Eight Weeks Ended
	July 15, 2023 (1)	July 16, 2022 (1)
Cash flows from operating activities:
Net income	$128,013	$284,193
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	162,974	148,691
Share-based compensation	26,791	29,345
Loss and impairment on property and equipment, net	859	2,970
Loss on early redemption of senior unsecured notes	—	7,408
Provision for deferred income taxes	16,249	8,779
Other, net	1,170	1,575
Net change in:
Receivables, net	(93,539)	(149,255)
Inventories, net	(145,148)	(176,300)
Accounts payable	(346,808)	168,219
Accrued expenses	120,888	(46,887)
Other assets and liabilities, net	(36,008)	29,805
Net cash (used in) provided by operating activities	(164,559)	308,543
Cash flows from investing activities:
Purchases of property and equipment	(144,874)	(211,212)
Proceeds from sales of property and equipment	1,532	830
Net cash used in investing activities	(143,342)	(210,382)
Cash flows from financing activities:
Borrowings under credit facilities	4,327,000	743,000
Payments on credit facilities	(4,417,000)	(643,000)
Borrowings on senior unsecured notes	599,571	348,618
Payments on senior unsecured notes	—	(201,081)
Dividends paid	(179,347)	(245,599)
Repurchases of common stock	(13,808)	(466,169)
Other, net	(2,013)	(1,329)
Net cash provided by (used in) financing activities	314,403	(465,560)
Effect of exchange rate changes on cash	1,280	6,522
Net increase (decrease) in cash and cash equivalents	7,782	(360,877)
Cash and cash equivalents, beginning of period	269,282	601,428
Cash and cash equivalents, end of period	$277,064	$240,551

(1)These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with the company's previously prepared statements of cash flows filed with the SEC, but do not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measure

The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Reconciliation of Free Cash Flow:
	Twenty-Eight Weeks Ended
(in thousands)	July 15, 2023	July 16, 2022
Cash flows (used in) provided by operating activities	$(164,559)	$308,543
Purchases of property and equipment	(144,874)	(211,212)
Free cash flow	$(309,433)	$97,331

Adjusted Debt to Adjusted EBITDAR: (1)
	Four Quarters Ended
(In thousands, except adjusted debt to adjusted EBITDAR ratio)	July 15, 2023	December 31, 2022
Total GAAP debt	$1,880,074	$1,373,283
Add: Operating lease liabilities	2,705,388	2,692,861
Adjusted debt	$4,585,462	$4,066,144

GAAP Net income	$345,692	$501,872
Depreciation and amortization	298,083	283,800
Interest expense	78,572	51,060
Other expense, net	5,412	6,996
Provision for income taxes	103,890	146,815
Rent expense	596,537	594,838
Share-based compensation	48,424	50,978
Other non-cash charges	17,725	—
Adjusted EBITDAR	$1,494,335	$1,636,359

Adjusted Debt to Adjusted EBITDAR	3.1	2.5
(1) Beginning in first quarter 2023, the company no longer excludes transformation-related activities in non-GAAP measures. Prior period has been recast to conform to current year presentation.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information

During the twenty-eight weeks ended July 15, 2023, 39 stores and branches were opened and 16 were closed or consolidated, resulting in a total of 5,109 stores and branches as of July 15, 2023, compared with a total of 5,086 stores and branches as of December 31, 2022.

The below table summarizes the changes in the number of company-operated store and branch locations during the twelve and twenty-eight weeks ended July 15, 2023:

	Twelve Weeks Ended
	AAP	CARQUEST	WORLDPAC (1)	Total
April 22, 2023	4,456	322	318	5,096
New	17	—	1	18
Closed	(2)	(3)	—	(5)
July 15, 2023	4,471	319	319	5,109

	Twenty-Eight Weeks Ended
	AAP	CARQUEST	WORLDPAC (1)	Total
December 31, 2022	4,440	330	316	5,086
New	36	—	3	39
Closed	(5)	(11)	—	(16)
July 15, 2023	4,471	319	319	5,109

There were no consolidated, converted or relocated stores during the twelve and twenty-eight weeks ended July 15, 2023.
(1) Certain converted Autopart International ("AI") locations will remain branded as AI going forward.